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Exhibit 8.2

Blanchard, Krasner & French
800 Silverado St., 2nd Floor
La Jolla, CA 92037

July 24, 2002

First National Bank
401 West "A" Street
San Diego, California 92101

Re:	Agreement and Plan of Merger by and among First National Bank, First Community Bancorp and Rancho Santa Fe National Bank

Ladies and Gentlemen:

        We have acted as counsel to First National Bank, a national banking association ("Company"), in connection with the merger of Company with and into Rancho Santa Fe National Bank ("RSF"), a national banking association and wholly-owned subsidiary of First Community Bancorp, a California corporation ("FCB"), pursuant to the Agreement and Plan of Merger, dated as of April 25, 2002, by and among Company, FCB and RSF (the "Merger Agreement"). This opinion is furnished to you pursuant to Section 7.02(c) of the Merger Agreement. Capitalized terms not specifically defined in this opinion shall have the meanings assigned to them in the Merger Agreement.

        I.    BASES OF OPINIONS

        In rendering our opinions, we have examined and relied upon the following:

          A.    The facts and the representations of Company and FCB contained in the Merger Agreement;

          B.    The facts and the representations contained in the Registration Statement on Form S-4, the Prospectus and the Proxy Statement of Company, as filed with the Securities and Exchange Commission by FCB pursuant to Section 6.03 of the Merger Agreement (collectively, the "Registration Statement");

          C.    The following documents:

      1.
      The Merger Agreement;

      2.
      The Registration Statement;

          D.    The Internal Revenue Code of 1986, as amended (the "Code"), the regulations issued thereunder, existing interpretations and court decisions; and

          E.    The representations of Company, which are set forth in a representation letter dated the same date of this opinion; and

          F.    The representations of FCB, which are set forth in a representation letter dated on or about same date of this opinion.

          In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We also have assumed (to the extent we have no contrary knowledge) the accuracy of the factual matters contained in the documents we have examined. In addition, we have assumed that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement.

          We have also assumed the following:

          (a)  There are no other documents, understandings or agreements between Company and FCB, including modifications of the Merger Agreement, which would have an adverse effect on the opinions rendered herein;

          (b)  FCB is a duly organized, validly existing corporation in good standing in the state of California;

          (c)  The Merger Agreement and the transactions contemplated thereby have been duly authorized by all necessary corporate actions of FCB and RSF, and the Merger Agreement has been duly executed and delivered by FCB and RSF; and

          (d)  The Merger Agreement constitutes valid, binding and enforceable obligations of FCB and RSF enforceable against each of them in accordance with its terms.

        II.    OPINIONS

        Subject to the qualifications set forth in this opinion letter, it is our opinion that, for Federal income tax purposes:

          1.    The Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

          2.    Each of FCB and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code.

          3.    No gain or loss will be recognized by a shareholder of Company if such shareholder receives solely FCB Common Stock in exchange for Company Common Stock pursuant to Section 354 of the Code.

          4.    Any shareholder who receives part cash and part FCB Common Stock in exchange for Company Common Stock will recognize gain, but not loss, in the amount equal to the lesser of:

    (1)
    the excess, if any, of:

              (a)  the sum of the fair market value as of the Effective Date of the Merger of FCB Common Stock and the cash received, over

              (b)  the shareholder's basis in the shares of Company Common Stock surrendered in the Merger; and

    (2)
    the amount of the cash received.

          Any such gain will generally be capital gain, subject to Section 302 of the Code (which could allow the Internal Revenue Service (the "Service") to recharacterize the gain as a dividend taxable as ordinary income), and will be long-term capital gain, if as of the Effective Date of the Merger, the holding period for the shareholder's Company Common Stock is greater than one year and the shares of Company Common Stock exchanged were held as capital assets at the Effective Time of the Merger.

          5.    Any shareholder who receives solely cash in exchange for Company Common Stock surrendered in the Merger will recognize gain or loss equal to the difference between the amount of cash received and the shareholder's basis in the Company Common Stock surrendered. This gain or loss will generally be capital gain or loss, subject to Section 302 of the Code (which could allow the Service to recharacterize the gain as a dividend taxable as ordinary income), and will be long-term capital gain or loss, if as of the Effective Date of the Merger, the holding period for such Company Common Stock is greater than one year and the shares of Company Common Stock exchanged were held as capital assets at the Effective Time of the Merger.

          6.    The basis of FCB Common Stock received in the Merger by a holder of Company Common Stock will in the aggregate be the same as the basis of the Company Common Stock exchanged therefor pursuant to Section 358 of the Code, decreased by the amount of cash received and increased by the amount of gain recognized (less any basis attributable to fractional shares of Company Common Stock for which cash is received).

          7.    Under Section 1223 of the Code, the holding period of FCB Common Stock received in the Merger by a holder of Company Common Stock will include the holding period of the Company Common Stock exchanged therefor, provided that the shares of Company Common Stock so exchanged were held as capital assets at the Effective Time of the Merger.

          8.    Gain or loss realized by a shareholder of Company Common Stock who receives cash in the Merger in exchange for fractional share interests, if any, will be recognized in an amount equal to the difference between the cash received and the basis of such shareholder in each fractional share of FCB Common Stock constructively received in the Merger pursuant to Section 1001 of the Code.

        III    LIMITATIONS

        Our opinions are limited to the matters expressly set forth herein, which we believe to be the material Federal income tax consequences of the Merger. Subject to the foregoing, no opinion, favorable or unfavorable, is expressed (nor should such an opinion be implied or inferred) with respect to any other tax consequences or other treatment of the transactions described in or contemplated by the Merger Agreement or the Registration Statement. Moreover, the scope of this opinion is limited to the Federal income tax consequences of the Merger contemplated by the Merger Agreement as set forth above and does not include or encompass foreign, state or local tax consequences, and no inferences should otherwise be made.

        In order for the Merger to qualify as a tax-free reorganization, the Company shareholders must have a continuity of proprietary interest. The parties to the Merger Agreement intend that the value of the FCB Common Stock paid to the Company shareholders shall not be less than 45% of the value of the consideration paid to the Company shareholders in order to satisfy the requirement that there be a continuity of proprietary interest.

        Our opinions are based on our understanding of the current applicable Federal law, and the facts as they currently exist. We have not requested, nor obtained, from the Service any advance rulings with respect to our opinions set forth herein. There can be no assurance that a court or the Service, when faced with the same facts, would reach the same conclusions as we have or that the law will not be changed after the date of this letter. Future legislative, judicial or administrative interpretations of or changes to the law could be applied retroactively and may invalidate these opinions. The information and opinions given in this opinion letter are effective as of the date of this letter, and we have assumed no obligation to update or supplement these opinions.

        This opinion is being delivered to you pursuant to Section 7.02(c) of the Merger Agreement in connection with filing of the Registration Statement with the SEC and is not to be used, circulated, quoted or otherwise referred to for any other purpose without our express written permission. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the SEC promulgated thereunder. This opinion is stated as of the date hereof, and we assume no responsibility to advise you or any other person or entity of changes in law or circumstances which may affect our opinions expressed herein.

Very truly yours,
/s/ BLANCHARD, KRASNER & FRENCH

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  Exhibit 8.2